Exhibit 10.1

325 N Saint Paul Street Suite 4850 Dallas, Texas 75201

July 20, 2025

James G. Silk

5525 Willis Avenue

Dallas, Texas 75206

Re: Appointment as Interim Chief Executive Officer

Dear James:

This letter agreement (this “Agreement”) is intended to document the terms and conditions between you (“You” or “Employee”) and Beneficient, a Nevada corporation (“Beneficient” or the “Company”) with respect to your appointment as Interim Chief Executive Officer (“Interim CEO”). You and the Company are collectively referred to herein as the “Parties.”

1. Position and Duties. Effective July 20, 2025, you were appointed to the position of Interim CEO. During the Interim CEO Service Period (as defined below), you shall be subject to the authority of, and shall report to the Company’s Board of Directors (the “Board”), including working in close liaison with and providing regular updates to the Chairman of the Board. Your primary place of employment shall be at the Company’s headquarters in Dallas, Texas and your duties and responsibilities shall include all those customarily attendant to the position of Chief Executive Officer and such other duties and responsibilities as may be assigned from time to time by the Company’s Board and agreed by You. You shall devote substantially all of your business time, attention and energies exclusively to the business interests of the Company while employed by the Company. You also agree to serve if requested by the Board in such other similar capacities for any subsidiary of the Company without additional compensation.

The foregoing shall not be intended to restrict your ability to (i) act or serve as a director, trustee or committee member of one or more private, civic or charitable organizations as long as such activities are disclosed in writing to the Board in advance and/or (ii) serve on a board of a publicly traded company with the prior written consent of the Board or a duly authorized committee thereof (subject in any event to compliance with the Company’s applicable policies); provided, that in any case the foregoing activities are not competitive with the business of the Company and do not interfere or conflict with your duties and obligations on behalf of the Company or create a potential business or fiduciary conflict of interest. For the avoidance of doubt, you hereby affirm you have disclosed all current public company and other Board memberships.

2. Period of Service. Subject to terms of this Agreement, it is expected that you will continue to serve as the Interim CEO until a successor CEO is appointed or your earlier resignation or termination (“Interim CEO Service Period”).

3. Interim CEO Compensation and Benefits.

3.1. Salary. During the Interim CEO Service Period, the Company will pay, or cause a subsidiary to pay, you a base salary at the annualized rate of $750,000, less applicable deductions, in accordance with the Company’s normal payroll practices.

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3.2. Equity Awards. As of your date of hire, you will be eligible to participate in the Company’s current equity incentive plan (“Incentive Plan”) pursuant to the terms of the Incentive Plan. Nothing in this Agreement shall be deemed to terminate, alter or otherwise modify any pre-existing participation and interest that You may have (if any), subject to the terms thereof, in any current or prior incentive plans of the Company (or any predecessor or subsidiary), including, without limitation, The Beneficient Company Group, L.P. 2018 Equity Incentive Plan and The Beneficient Management Partners, L.P. 2019 Equity Incentive Plan (or any successor plans thereto).

3.3. 401(k) Plan. Subject to the terms of the Company’s 401(k) plan, You may begin and continue 401(k) plan contributions as provided in the 401(k) plan during the Interim CEO Service Period.

3.4. Paid Days of Leave. As of your date of hire, You will become eligible for certain paid days of leave. You will accrue on a calendar-year basis 20 paid days of leave to be used as vacation, personal, or sick days, to be accrued and used in accordance with the Company’s policies, as well as twelve paid holiday days designated by the Company.

3.5. Benefits. Following your date of hire (subject to the terms of the Company’s employee benefits plans and programs) and thereafter during the Interim CEO Service Period, You will be eligible to participate in the Company’s standard employee benefits plans and programs generally available to employees, subject to the terms and conditions of such plans and any additional requirements as may be applicable. These benefits currently include medical, dental, vision, and life insurance. The Company will reimburse you for all reasonable travel and other business expenses incurred by you in the fulfillment of your duties and responsibilities under this Agreement, including all licenses, registrations and certifications required by the Company, in accordance with and pursuant to the Company’s policies.

3.6. Indemnity and Insurance. The Company will indemnify you in accordance with the more favorable of any of the Company’s (or any subsidiary’s) constituent documents or standard indemnification agreement under which you are eligible for indemnification, if any, in accordance with the terms thereof, and provide you with coverage under directors’ and officers’ insurance policies on terms no less favorable than those provided to any of its other senior executives as in effect from time to time.

4. Confidentiality and Nondisclosure.

4.1 Confidentiality. During the Interim CEO Service Period, the Company will provide You with Confidential Information (defined below) regarding the Company to which you did not previously have access. “Confidential Information” includes trade secrets or confidential information of the Company or concerning the Company, including, without limitation: current and/or prospective client, referral source, business partner, investor, merchant and/or vendor lists, databases, identity, contact, preferences, pricing policies, upcoming needs, and/or other information and/or history; contracts; processes; technical data or processes; policies; pricing, costs, marketing, sales, profits, business and/or other strategies, plans, analysis, studies, practices or information; legal matters and strategy; designs; testing results; business and/or training manuals; business and/or financial information; audit processes; management methods and/or information; customer service and service quality standards; any original works of authorship by the Company; or other business information disclosed to You by Company, either directly or indirectly, in writing, orally, or by drawings or observation. Confidential Information does not include information that is publicly available, unless such information being publicly available was a violation of this Agreement or any other confidentiality obligation or agreement. For purposes of this Section 4, the term “Company” includes Beneficient, a Nevada corporation, its subsidiaries and other affiliates.

4.2 Nondisclosure. In exchange for the Company’s promise to provide You with Confidential Information and other good and valuable consideration, You agree that You will not, during the Interim CEO Service Period or at any time thereafter, take, disclose, publish, use, exploit or solicit, allow or assist another person to take, disclose, publish, use or exploit any Confidential Information, except as: (a) required in the ordinary course of the Company’s business and for the benefit of the Company; or (b) as required by law. You further represent that You will not disclose to the Company, use, or induce the Company to use any confidential or proprietary information, trade secrets, or material belonging to any third party. You also warrant and represent that You are not a party to an agreement with any third party that would restrict or prohibit You in the performance of Your job duties for Company. Additionally, during the Interim CEO Service Period, the Company or You may receive from third parties their confidential information. You agree not to take, disclose, publish, use or exploit it to any person or organization, except as necessary in the course of Your employment with the Company and in accordance with any use agreement between the Company and such third party.

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4.3 Return of Information. Furthermore, upon request by the Company or upon the termination of the Interim CEO Service Period for any reason, You will promptly destroy or return and deliver to Company any and all Confidential Information and all other Company documents and items (whether in hard or digital form) and all copies thereof and all property that belongs to the Company or relates to the Company’s business and that are in Your possession, custody or control, whether prepared by You or others, provided that, you may preserve a copy of any Confidential Information and other Company documents and items as may be reasonably necessary to preserve and protect your rights under this Agreement. Any such Confidential Information retained by You shall continue to be subject to the restrictions of this Agreement for so long as you retain such Confidential Information. You further agree that You will not alter any Company items before they are delivered to the Company.

4.4 Allowed Disclosures. Notwithstanding any other provision of this Agreement: (i) You may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over You or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order You to divulge, disclose or make accessible such information; and (ii) nothing in this Agreement is intended to interfere with Your right to (A) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (B) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (C) file a claim or charge with the Equal Employment Opportunity Commission, any state human rights commission, or any other governmental agency or entity; or (D) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any governmental or law enforcement agency or entity or any court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in the immediately preceding clause (ii), You may disclose Confidential Information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and are not required to notify the Company of any such reports, disclosures or conduct. You also are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that You will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If You file a lawsuit for retaliation against the Company for reporting a suspected violation of law, You may disclose the Company’s trade secrets to Your attorney and use the trade secret information in the court proceeding if You file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

5. Non-Solicitation. You recognize and agree that: (i) the Confidential Information and the business goodwill are valuable assets to the Company and give the Company a competitive advantage over others who do not have this information; and (ii) any unauthorized use or disclosure of the Confidential Information and/or damage to the Company’s business goodwill would cause irreparable harm to the Company for which there is no adequate remedy at law. For these reasons, You agree that to protect the Confidential Information and business goodwill, it is necessary to enter into the following restrictive covenants. For purposes of this Section 5, the term “Company” includes Beneficient, a Nevada corporation, its subsidiaries and other affiliates. You, either individually or as a principal, director, officer, partner, manager, contractor, employee, lender, investor, volunteer or in any other manner or capacity whatsoever, shall not, directly or indirectly during the Interim CEO Service Period:

(a) solicit business from, attempt to transact business with, or transact business with, except on behalf of the Company, any current or prospective customer, business partner, or investor of the Company that either: (i) You had contact with during the Interim CEO Service Period; or (ii) You learned of, or obtained the Company’s Confidential Information about, during the Interim CEO Service Period. The restriction in this Section 5(a) applies only to soliciting, attempting to transact business, or transacting business for a business that competes with the business of the Company or any business that the Company contemplated (as demonstrated by a writing of which You had knowledge) during the Interim CEO Service Period (“Competing Business”);

(b) induce or solicit or attempt to induce or solicit or cause, in any way, any actual or prospective customer, client, consultant, account, supplier, licensor, dealer, distributor, vendor, business partner, or investor of the Company or assist any other person or entity in inducing or soliciting or attempting to induce or solicit or causing, in any way, any such person or entity to discontinue or decrease its respective relationship with the Company; or

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(c) hire, solicit for employment or engagement, induce or encourage to leave the employment or engagement of the Company on behalf of You or any other person or entity, any employee or independent contractor of the Company or any former contractor or employee of the Company during the Interim CEO Service Period, unless such former contractor or former employee’s relationship with the Company (considering the last relationship had with the Company) has been terminated for at least six (6) months as of the date of such hiring, solicitation, inducement or encouragement.

6. Business Ideas; Non-Disparagement.

6.1. Assignment of Business Ideas. You shall immediately disclose to the Company a list of all inventions, patents, applications for patent, copyrights, and applications for copyright in which You currently hold an interest. The Company will own, and You hereby assign to the Company, all rights in all Business Ideas, as defined in Section 6.2, below. All Business Ideas which are or form the basis for copyrightable works shall be considered “works for hire” as that term is defined by United States Copyright Law. Any works that are not found to be “works for hire” are hereby assigned to the Company. While employed by the Company, You will promptly disclose all Business Ideas to the Company and execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world. After Your employment with the Company terminates, for whatever reason, You will cooperate with the Company to assist the Company in perfecting its rights to any Business Ideas including executing all documents which the Company may reasonably require. For purposes of this Section 7, the term “Company” includes Beneficient, a Nevada corporation, its subsidiaries and other affiliates.

6.2. Business Ideas. The term “Business Ideas” as used in this Agreement means all ideas, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which You originate, discover or develop, either alone or jointly with others while You are employed by the Company and which are (i) related to any business known by You to be engaged in or contemplated by the Company; (ii) originated, discovered or developed during Your employment with the Company; or (iii) originated, discovered or developed in whole or in part using materials, labor, facilities, Confidential Information, Trade Secrets, or equipment furnished by the Company.

6.3. Non-Disparagement by You. You agree not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Company, its affiliates, parents and subsidiaries and their respective past and present officers, directors, stockholders, partners, members, agents and employees. Nothing contained in this Section 6.3 shall preclude Employee from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity.

6.4. Non-Disparagement by the Company. The Company agrees not to, and shall direct its directors and senior officers not to, engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair Your business or personal reputation. Nothing contained in this Section 6.4 shall preclude the Company or its directors or senior officers from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity.

7. Employment At-Will. By accepting the Interim CEO position on the terms stated, You acknowledge that your employment is at-will. This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment with the Company at any time, with or without cause. Upon any termination of Your employment and unless otherwise agreed to in writing by You, You shall be deemed to have resigned from all other positions You then hold as an employee, officer, director, manager, trustee, fiduciary, committee member or other service provider of or for the Company and any subsidiary.

8. Reservation of Rights. The Company reserves the right to amend, modify, suspend or terminate any of its equity, incentive, and other benefit programs at any time.

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9. General Provisions.

9.1. Notices. Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed Party may have substituted by notice pursuant to this Section 9.1):

(a)	If to the Company:

Beneficient

325 N Saint Paul Street

Suite 4850

Dallas, Texas 75201

Attn: General Counsel

(b)	If to Employee:

Unless and until some other address is designated in writing by the Employee, any notice to be given to Employee may be addressed to him at the address as it appears on the payroll records of the Company or any subsidiary thereof.

Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the Party stated above or at any other address specified by such Party to the other Party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

9.2. Employee Disclosures and Acknowledgments.

(a) Prior Obligations. Employee represents that it has no prior obligations (written and oral), such as confidentiality agreements or covenants restricting future employment or consulting, that Employee has entered into which may restrict Employee’s ability to perform Employee’s duties as an Employee for the Company.

(b) Confidential Information of Others. Employee certifies that Employee has not, and will not, disclose or use during Employee’s time as an employee of the Company, any confidential information which Employee acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Employee became an employee of the Company.

(c) Scope of Restrictions. By entering into this Agreement, Employee acknowledges and represents that the scope of restrictions in Sections 4, 5, and 6 are appropriate, necessary and reasonable for the protection of the Company’s business, goodwill, and property rights. Employee further acknowledges that the restrictions imposed will not prevent Employee from earning a living in the event of, and after, termination, for whatever reason, of Employee’s employment with the Company. Nothing herein shall be deemed to prevent Employee, after termination of Employee’s employment with the Company, from using general skills and knowledge gained while employed by the Company.

(d) Prospective Employers. Employee agrees, during the term of any restriction contained in Sections 4, 5, or 6 above, to disclose such provisions to any future or prospective employer. Employee further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer.

9.3. Effect of Termination. Notwithstanding any termination of this Agreement, Employee, in consideration of his employment hereunder, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment.

9.4. Cooperation. Employee agrees to take all reasonable steps during and after Employee’s employment with the Company to make himself available to and to cooperate with the Company, at its request, in connection with any legal proceedings or other matters in which it is or may become involved.

9.5. Effect of Breach. Employee agrees that the Company may seek injunctive or other equitable relief, without the necessity of posting bond, as a result of a breach by Employee of any provision of this Agreement.

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9.6. Entire Agreement. This Agreement, including all applicable Exhibits, contains the entire understanding and the full and complete agreement of the Parties and supersedes and replaces any prior understandings and agreements among the Parties with respect to the subject matter hereof. The Parties acknowledge and agree that nothing in this Agreement shall affect or otherwise impact any outstanding obligations of the Company to You under Your previous employment agreement with the Company. The Company agrees that it will not assert or otherwise claim that the outstanding obligations under such previous employment agreement are not owed to You.

9.7. Headings. The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

9.8. Consideration. Execution of this Agreement is a condition of Employee’s continued employment with the Company, and the benefits provided to Employee under this Agreement constitute the consideration for Employee’s undertakings hereunder.

9.9. Amendment. This Agreement may be altered, amended or modified only in writing, signed by both of the Parties hereto.

9.10. Assignability. This Agreement is personal to Employee, and Employee may not assign or delegate any of Employee’s rights or obligations hereunder. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and bind Employee’s heirs, legal representatives, successors and assigns. The Company shall have the unrestricted right to assign this Agreement and all of the Company’s rights (including the right to enforce this Agreement) and obligations under this Agreement, provided the Company shall require any such successor in interest to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Employee hereby agrees that, at the Company’s request and expense, Employee will consent to any such assignment by the Company and will promptly execute any assignments or other documents necessary to effectuate any such assignment to the Company’s successors or assigns. Following such assignment, this Agreement shall be binding and inure to the benefit of any successor or assign of the Company. For clarification purposes, upon assignment of this Agreement, all references to the Company shall also refer to the person or entity to whom/which this Agreement is assigned.

9.11. Severability. The obligations imposed by, and the provisions of, this Agreement are severable and should be construed independently of each other. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall not affect the validity of any other provision.

9.12. Waiver of Breach. The waiver by either Party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Party.

9.13. Governing Law; Construction. This Agreement shall be governed by the internal laws of the State of Texas, without regard to (i) its conflicts of law provisions and (ii) any rules of construction concerning the draftsman hereof. References to “days” shall mean calendar days unless otherwise specified.

9.14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the Parties hereto notwithstanding that all of the Parties may not be a signatory to the same counterpart. The Parties hereto further acknowledge and agree that this Agreement may be signed and/or transmitted by facsimile, e-mail or a .pdf document or using electronic signature technology (e.g., via DocuSign or other electronic signature technology), and that such signed electronic record shall be valid and effective.

9.15. Consistency with Applicable Law. Employee acknowledges and agrees that nothing in this Agreement prohibits Employee from reporting possible violations of law to any governmental agency, regulatory body or entity, from making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by a governmental agency or regulatory body. Employee does not need the prior authorization of the Company’s legal department to make any such reports or disclosures and Employee is not required to notify the Company that Employee has made such reports or disclosures. Further, nothing in this Agreement shall have the purpose or effect of limiting Employee’s ability to disclose or discuss information related to sexual assault or sexual harassment disputes that arise after the date Employee signs this Agreement.

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9.16. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, between the Parties, or between Employee and any affiliate shall be finally resolved by arbitration administered by the American Arbitration Association (“AAA”) under its then current Employment Arbitration Rules (“AAA Employment Rules”), and as set forth in this Section 9.16. The arbitration proceeding shall take place in Dallas County, Texas, which shall be the sole venue for such arbitration, pursuant to and in accordance with the laws of the State of Texas. Any judgment or other actions concerning the award may be entered in any court of competent jurisdiction in Dallas County, Texas, which is the sole place for entry of such judgment or other action concerning such award, other than any actions taken to collect any such amounts owed under such judgment, which actions may be taken in any court of competent jurisdiction. Any Party may request a court of competent jurisdiction in Dallas County, Texas to grant interim measures of protection including, without limitation, temporary, preliminary, and injunctive relief: (a) to prevent the destruction of documents and other information or things related to the dispute; and/or (b) to prevent the breach or threatened breach of Sections 4, 5, or 6 of this Agreement. Such injunctive relief shall be enforceable in any country. For the purpose of any judicial proceedings ancillary to arbitration and/or for the purpose of interim measures in accordance with this Section 9.16, the Parties irrevocably agree that the state and federal courts located in Dallas County, Texas have personal jurisdiction over the Parties and subject matter jurisdiction over the Parties concerning any matter arising from or related to this Agreement, between the Parties, or between Employee and any affiliate, agree to submit to the jurisdiction of any such court without contest, and agree that any such court of appropriate jurisdiction will be a proper forum for the determination of any dispute arising hereunder permitted to be brought in such courts by this Section 9.16. The Parties also waive any objection based on forum non conveniens or any other objection to venue of any such dispute in Dallas County, Texas. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement or between the Parties by complying with the provisions of Section 9.1.

We look forward to your service as Interim CEO pursuant to the terms of this Agreement.

Sincerely,

/s/ Thomas O. Hicks
Thomas O. Hicks
Chairman, Board of Directors
Beneficient

Please confirm your agreement with the foregoing by signing and returning a copy of this letter to 325 N Saint Paul Street, Suite 4850, Dallas, Texas 75201.

Signature:	/s/ James G. Silk	Date: July 20, 2025
James G. Silk

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